(1) Represents shares purchased by MGN (USA) Inc. ("MGN (USA)"), a wholly-owned subsidiary of Gazit-Globe (1982), Ltd ("Gazit-Globe") and a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act").

(2)  The securities reported as beneficially owned by Mr. Katzman include:

     (a) 1,182,954 shares held of record by Gazit-Globe, which is a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Exchange Act;

     (b) 5,476,531 shares held of record held by Ficus, Inc. ("Ficus"), which is a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Exchange Act. Ficus is a wholly-owned subsidiary of First Capital Realty Inc. ("First Capital"), an Ontario corporation, and is indirectly controlled by Gazit-Globe. Mr. Katzman is the President of Ficus and Chairman of the Board of First Capital and Gazit-Globe;

     (c) 6,934,955 shares held of record held by Silver Maple (2001), Inc. ("Silver Maple"), which is a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Exchange Act. Silver Maple is a wholly-owned subsidiary of First Capital and is indirectly controlled by Gazit-Globe. Mr. Katzman is the President of Silver Maple and Chairman of the Board of First Capital and Gazit-Globe;

     (d) 5,603,155 shares held of record by MGN (USA) (including the 82,100 shares reported herein);

     (e) 4,865,795 shares held of record by MGN America, Inc., a wholly-owned subsidiary of MGN (USA) and a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Exchange Act;

     (f) 3,735,495 shares of record held by Gazit (1995), Inc., a wholly-owned subsidiary of MGN (USA) and a member of a "group" with Mr. Katzman for the purposes of Section 13(d) of the Exchange Act;

     (g) 65,535 shares held of record by Mr. Katzman and his wife as custodian for r their daughters; and

     (h)  927,261 shares held of record by Mr. Katzman.